Exhibit 23.1

             Consent of Independent Registered Public Accounting Firm


The Board of Directors
Goal Semiconductor Inc.


We consent to the incorporation by reference in the registration statements (Nos. 333-12265, 333-33554, 333-60594, and 333-66252) on Form S-8 and (333-
19119, 333-47615, 333-87107, 333-95209, 333-42106, 333-95209, and 333-128653)
on Form S-3 of Ramtron International Corporation and subsidiaries of our report which is dated February 11, 2005 except note 14, which is dated as of August 29, 2005, with respect to the balance sheet of Goal Semiconductor Inc. as of December 31, 2004, and the related statements of operations, deficits and cash flows for the year then ended, which is included in the Current Report on Form 8-K of Ramtron International Corporation and subsidiaries dated October 19, 2005.


/s/ KPMG LLP
---------------
KPMG LLP

Chartered Accountants

Montreal, Quebec
October 19, 2005
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